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                                                        EXHIBIT 99.1

MESSAGE TO SHAREHOLDERS

First Security has had a challenging year, yet we are seeing signs of improvement in virtually every area.

Net income for the three months ended September 30, 2003 was $248,000 or $0.16 per share (on a fully diluted basis), compared to $202,000 or $0.13 per share for the quarter ended June 30, 2003 and $123,000 or $0.08 per share for the quarter ended March 31, 2003. There continues to be a steady improvement in net income.

Total assets were $225.0 million as of September 30, 2003, a decrease in 3.4% from $233.1 million last quarter. This decline is primarily the result of using excess cash reserves and federal funds sold to reduce our level of CDs. CDs are the highest cost of deposits for the Bank and with this reduction we avoid borrowing money at costs that exceed the amounts we earn on those same funds. While CDs declined by $6.7 million, noninterest and interest bearing checking and savings accounts increased by $1.7 million, resulting in a net decline in total deposits from $192.8 million at June 30, 2003 to $187.8 million at September 30, 2003. Total loans declined by $2.8 million during the quarter, due to several large loans that were paid off.

During the quarter a Search Committee began its efforts to select the next President and CEO for the Bank and the Company. John G. Sullivan, our Chief Financial Officer, was named interim President and CEO for the Company. Andrew
C. Hils, our Chief Credit Officer, was named interim President and CEO for our Bank.

First Security was voted Best Bank in Lexington by the readers of ACEWeekly for the third straight year. This prestigious award confirms the success of our efforts to maintain and enhance excellence in customer service.

While not yet where we need to be, we are on that path. On behalf of the Board and our employees, thank you for your continuing support.


/s/ Len Aldridge
Len Aldridge
Chairman of the Board